Immunic, Inc. Strengthens Its Board of Directors with the Appointment of Richard Rudick, M.D.

– Thought-Leader in Multiple Sclerosis with Decades of Experience in Academic Medicine and the Pharmaceutical Industry –

NEW YORK, April 27, 2023 – Immunic, Inc. (Nasdaq: IMUX), a biotechnology company developing a clinical pipeline of orally administered, small molecule therapies for chronic inflammatory and autoimmune diseases, today announced the appointment of Richard Rudick, M.D., a thought-leader in multiple sclerosis with decades of experience in the clinic, academia and industry, to its board of directors, effective April 26, 2023. The company also announced that Vincent Ossipow, Ph.D., will step down from the Board, effective June 28, 2023.

“We are very grateful to have Rick join us,” stated Duane Nash, M.D., J.D., M.B.A., Chairman of the Board of Directors of Immunic. “Rick has an extra-ordinary background spanning decades as a clinical expert in multiple sclerosis, clinical trialist who has overseen multiple successful pivotal studies, innovator and pharmaceutical executive. He has published extensively and been an active participant and leader in developing the current treatment landscape for multiple sclerosis. We look forward to working with him to leverage his extensive knowledge, experience and relationships, in particular, with respect to our ongoing development of vidofludimus calcium in multiple sclerosis, as well as our earlier programs.”

“On behalf of the entire Board of Directors, I would like to thank Vincent for his dedication to Immunic and his thoughtful guidance over the past seven years. We are deeply indebted to him for his invaluable contributions and offer him our best wishes in all future endeavors.”

Dr. Rudick is a Fellow of the American Academy of Neurology and served on the faculty of the Cleveland Clinic Foundation until 2014. While at the Cleveland Clinic, he was Director of the Mellen Center for Multiple Sclerosis Treatment and Research, Inaugural Chief Clinical Research Officer, Vice-Chair of the Cleveland Clinic Neuroscience Institute, and Co-Director of the city-wide Cleveland Clinical and Translational Science Collaborative. Between 2014 and 2020, Dr. Rudick served at Biogen as Director of the Value-Based Medicine Innovation Hub and Director of the Medical Evidence, Research and Innovation Unit. He has authored over 250 peer-reviewed publications in the neurology space, was Chair of the National Multiple Sclerosis Society Research Program Advisory Committee, and was a member of the Advisory Council to the National Center for Research Resources and the Director’s Council of Councils at the National Institutes of Health.

Dr. Rudick earned his medical degree from Case Western Reserve University School of Medicine, and completed clinical and research training at the University of Rochester.

About Immunic, Inc.

Immunic, Inc. (Nasdaq: IMUX) is a biotechnology company developing a clinical pipeline of orally administered, small molecule therapies for chronic inflammatory and autoimmune diseases. The company's lead development program, vidofludimus calcium (IMU-838), currently in phase 3 clinical trials for the treatment of multiple sclerosis and which has shown therapeutic activity in phase 2 clinical trials in patients suffering from relapsing-remitting multiple sclerosis and moderate-to-severe ulcerative colitis, selectively inhibits activated immune cells and shows combined anti-inflammatory, anti-viral and neuroprotective effects. IMU-856 is targeted to restore intestinal barrier function and regenerate bowel epithelium, which would be applicable in numerous gastrointestinal diseases, such as celiac disease, where it is currently being evaluated in a clinical proof-of-concept trial. For further information, please visit: www.imux.com.

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Contact Information

Immunic, Inc.
Jessica Breu
Head of Investor Relations and Communications
+49 89 2080 477 09
jessica.breu@imux.com

US IR Contact
Rx Communications Group
Paula Schwartz
+1 917 633 7790
immunic@rxir.com

US Media Contact
KOGS Communication
Edna Kaplan
+1 617 974 8659
kaplan@kogspr.com